EXPLANATION OF RESPONSES
(1)	Held directly by Insight Venture Partners (Cayman) VII, L.P.
(2)	Held directly by Insight Venture Partners (Delaware) VII, L.P.
(3)
On June 3, 2019, IVP CIF II (PS Splitter), L.P. (“Splitter”) exchanged 2,115,442 shares of the Issuer’s Class B common stock and a corresponding number of LLC Units (as defined in footnote 7 below) on a one-for-one basis for an equivalent number of shares of the Issuer’s Class A common stock pursuant to the conversion mechanic described in footnote 7 below (the “Exchange”).  No shares of common stock of the Issuer were sold by the Reporting Person in connection with the Exchange.

Immediately following the Exchange, Splitter distributed the 2,115,442 shares of the Issuer’s Class A common stock to its limited partners, Insight Venture Partners VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and IVP CIF II (AIP A), L.P., on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of Splitter (the “Distribution”).  Insight Venture Partners VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and IVP CIF II (AIP A), L.P. did not furnish any consideration in exchange for the shares received pursuant to the Distribution.
(4)	Held directly by Insight Venture Partners VII, L.P.
(5)	Held directly by Insight Venture Partners VII (Co-Investors), L.P.
(6)	Held directly by IVP (Venice), L.P.
(7)
One share of the Issuer's Class B common stock, was issued for each limited liability company unit of Pluralsight Holdings, LLC (each an “LLC Unit”) held by the Reporting Person pursuant to a reclassification of Pluralsight Holdings, LLC that occurred prior to the Issuer’s initial public offering of its Class A common stock. The shares of Class B common stock (i) confer no incidents of economic ownership on the holders thereof and (ii) only confer one-to-one voting rights on the holders thereof. Each share of Class B common stock and corresponding LLC Unit is convertible into one share of Class A common stock at the option of the holder and has no expiration date.

(8)
This report is the first of two filings made on this 5th day of June, 2019, to report transactions that occurred on June 3, 2019.  The amounts reflected in columns (5), (7) and (9) represent the number of derivative securities disposed of, the number of securities underlying the derivative securities and the number of securities beneficially owned following the transactions reported across both filings.

(9)	Held directly by IVP CIF II (PS Splitter), L.P.